NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC ("NYSE American" or the "Exchange") hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the Common Stock of Regional Health Properties, Inc, and the 10.875% Series A Cumulative Redeemable Preferred Shares of Regional Health Properties, Inc (the "Securities") from listing and registration on the Exchange at the opening of business on June 23, 2025, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the Exchange. NYSE American has determined that the Company is no longer suitable for listing pursuant to Section 1009(a) of the NYSE American Company Guide (the "Company Guide") as the Company was unable to demonstrate that it had regained compliance with Sections 1003(a)(i) and (ii) of the Company Guide by the end of the maximum 18-month compliance plan period, which expired on November 10, 2024. On November 11, 2024, the Exchange determined that the Company's Securities should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the NYSE. The Company was notified on November 11, 2024. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the Securities, provided it filed a written request for such a review with the Secretary of the Exchange within seven calendar days of receiving notice of the delisting determination. The Company filed such a request on November 15, 2024, within the specified time period. On February 3, 2025, the Committee issued a decision in which it upheld the Exchange's previously announced determination to delist the Company's Securities. On February 18, 2025, the Company requested that the Committee hear an appeal and on May 21, 2025, the Committee unanimously determined to affirm the delisting. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.